Exhibit 99.1

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2019 RESULTS

BOSTON, MA (10/29/19) — The Boston Beer Company, Inc. (NYSE: SAM) completed the previously reported Dogfish Head Brewery transaction and began consolidating the Dogfish Head financial results on July 3, 2019. The combined Company reported third quarter 2019 net revenue of $378.5 million, an increase of $71.6 million or 23.3% from the third quarter of 2018, mainly due to an increase in shipments of 19.1%. Net income for the third quarter was $44.7 million, or $3.65 per diluted share, an increase of $6.7 million or $0.44 per diluted share from the third quarter of 2018. This increase was primarily due to increased revenue, partially offset by lower gross margins, increases in advertising, promotional and selling expenses, and the non-recurrence of a $0.38 per diluted share favorable one-time impact related to a tax accounting method change in the third quarter of the prior year.

Earnings per diluted share for the 39-week period ended September 28, 2019 were $8.07, an increase of $2.11 from the comparable 39-week period in 2018. Net revenue for the 39-week period ended September 28, 2019 was $948.5 million, an increase of $178.1 million, or 23.1%, from the comparable 39-week period in 2018.

In the third quarter, Dogfish Head operating income of $6.9 million was partially offset by non-recurring Dogfish Head transaction-related expenses of $5.9 million. Excluding this $1.0 million net positive impact, operating income for the third quarter was $58.8 million, an increase of $12.1 million or 25.9% from the third quarter of 2018. Also, during the third quarter, the Company paid back all debt incurred in connection with the Dogfish Head transaction, including approximately $200k in related interest expense.

In the third quarter and the 39-week period ended September 28, 2019, the earnings per diluted share benefit from Dogfish Head’s operating income net of the dilutive impact of the transaction-related share issuance was more than offset by the non-recurring transaction-related expenses, resulting in a combined unfavorable impact of $0.08 per diluted share and $0.19 per diluted share, respectively.

In the third quarter and the 39-week period ended September 28, 2019, the Company recorded a tax benefit of $0.15 per diluted share and $0.33 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-0”).

Highlights of this release include:

•

Reported depletions increased 30% and 21% from the 13 and 39 week comparable periods in the prior year; excluding the addition of the Dogfish Head brands beginning July 3, 2019, depletions increased 24% and 19%, respectively.

•

Reported shipments increased 19.1% and 21.5% from the 13 and 39 week comparable periods in the prior year; excluding the addition of the Dogfish Head brands beginning July 3, 2019, shipments increased 13.8% and 19.4%, respectively.

•

Full year 2019 shipments and depletions growth including the addition of the Dogfish Head brands beginning July 3, 2019 is now estimated to be between 19% and 22%, a narrowing up from the previously communicated estimate of between 17% and 22%.

•

Excluding the addition of the Dogfish Head brands beginning July 3, 2019, full year 2019 shipments and depletions growth is now estimated to be between 15% and 18%, a narrowing up from the previously communicated estimate of between 13% and 18%.

•

Gross margin was 49.6% for the third quarter, a decrease from 51.2% in the comparable 13-week period in 2018, and 49.7% for the 39-week period ending September 28, 2019, a decrease from 51.3% in the comparable 39-week period in 2018. The Company’s full year gross margin target continues to be between 50% and 51%.

•

Advertising, promotional and selling expense increased by $8.8 million, or 10.0%, in the third quarter over the comparable period in 2018 and increased $20.6 million, or 8.5%, from the comparable 39-week period in 2018.

•

Based on current spending and investment plans, full year 2019 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $8.70 and $9.30, a narrowing up from the previously communicated estimate of $8.30 and $9.30.

•	Full year 2019 capital spending is now estimated to be between $100 million and $110 million, a decrease from the previously communicated estimate of $120 million to $140 million.

Jim Koch, Chairman and Founder of the Company, commented, “We completed our merger with Dogfish Head on July 3 and are making good progress on the integration. We have welcomed our Dogfish Head coworkers and we continue to learn a lot from each other, as we share our passion for brewing, creativity and maintaining a strong culture. In our first quarter as a combined company we reported depletions growth of 30%, of which 24% is from historic Boston Beer brands and 6% is from the addition of Dogfish Head brands following the closing. I am tremendously proud of the efforts of all of our coworkers in achieving our sixth consecutive quarter of double-digit growth, while maintaining a focus on quality and innovation. We believe that our depletions growth is attributable to our key innovations, quality and strong brands, as well as sales execution and support from our distributors. We plan to continue to invest to improve Samuel Adams trends and remain focused on the longer-term goal of returning the brand to growth. We remain positive about the future of craft beer and are happy that the strength of our diverse brand portfolio continues to fuel double-digit growth. We are

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

confident in our ability to innovate and build strong brands and we are exploring new styles to launch in 2020 that would complement our current portfolio and help support our mission of long-term profitable growth.”

Dave Burwick, the Company’s President and CEO stated, “Our depletions growth in the third quarter was the result of increases in our Truly Hard Seltzer and Twisted Tea brands and the addition of the Dogfish Head brands, partly offset by decreases in our Samuel Adams and Angry Orchard brands. Truly continues to generate triple-digit volume growth. During the quarter, we launched Truly Draft nationally and continued to expand package distribution across all channels. We announced a multiyear U.S. partnership with the National Hockey League, which makes Truly Hard Seltzer the “official hard seltzer of the NHL,” and enables all of our brands, including Samuel Adams and Dogfish Head, to benefit from the NHL partnership. We announced the launch of new formulations for all of our Truly flavors, which we have tested with drinkers of Truly and competing brands and we are confident that we will now have the best-tasting hard seltzer on the market. In early 2020, we will launch Truly Hard Seltzer Lemonade in both a variety 12-pack and single-serve sizes. These new Truly flavors have the same 100 calories and 1 gram of sugar as other Truly flavors but have a more robust taste. Lastly, we have announced the addition of another new flavor, Watermelon Kiwi, available in our Truly Tropical Variety Pack and 6-packs. We believe these significant new flavor introductions, combined with the new NHL partnership and our ad campaign for Truly featuring well known actor Keegan-Michael Key, will help further improve our position as a leader in hard seltzer and build Truly as a meaningful and relevant brand.”

Mr. Burwick continued “Twisted Tea continues to generate consistent double-digit volume growth, even as new entrants have been introduced and competition has increased. Angry Orchard’s volume has declined against the 2018 national roll out of Angry Orchard Rosé. The cider category continues to be challenged and we are working to return Angry Orchard to growth through continued packaging, innovation, promotion and brand communication initiatives. This fall, Angry Orchard Crisp Unfiltered, a traditional American Cider with only 10 grams of sugar, was launched nationally across all channels and we are encouraged by early consumer reaction. For the remainder of 2019 and into 2020, we plan to build upon our success and work to drive our brands to their full potential, with a particular focus on our Truly brand. We’ve adjusted our expectations for 2019 full-year depletions growth and our earnings guidance to reflect our trends for the first nine months and our current view of the remainder of the year, which is primarily driven by the year-to-date performance of Truly. We are targeting high teens to low twenties top-line growth in 2020 and a significant increase in our operating income.”

Mr. Burwick went on to say, “We also continue to focus on cost savings and efficiency projects to fund the investments required to grow our brands, to build our organization’s ability to deliver against our goals, and to improve our profitability. While we are generally pleased with our overall performance, our accelerated depletions growth has been challenging operationally and we have been operating at capacity for many months. To help relieve some capacity pressures and support our projected 2020 volume growth, we are adding a can line in our Pennsylvania Brewery that we expect will begin production by the end of the year and we have significantly increased our available sleek can capacity at third-party breweries.

We are also accelerating other capacity and efficiency improvements at our breweries, which is reflected in our capital spend expectations for 2020. We will continue to invest to increase capacity as appropriate to meet the needs of our business and take full advantage of the fast-growing hard seltzer category. However, the increased usage of third-party breweries and an increasing percentage of variety packs in the Company’s overall product mix come at a higher incremental cost. As a result, our gross margins and gross margin expectations will be negatively impacted until the volume growth stabilizes. While we’re in a very competitive business, we are optimistic for continued growth of our current brand portfolio and innovations and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

3rd Quarter 2019 Summary of Results

Depletions increased 30% from the comparable 13-week period in 2018, reflecting increases in the Company’s Truly Hard Seltzer and Twisted Tea brands and the addition of the Dogfish Head brands, partially offset by decreases in its Samuel Adams and Angry Orchard brands.

Shipment volume was approximately 1.6 million barrels, a 19.1% increase from the comparable 13-week period in 2018.

The Company believes distributor inventory as of September 28, 2019 averaged approximately 3 weeks on hand and was at an appropriate level, based on supply chain capacity constraints and inventory requirements to support the forecasted growth. The Company expects wholesaler inventory levels in terms of weeks on hand to remain between 2 and 4 weeks for the remainder of the year.

Gross margin at 49.6% decreased from the 51.2% margin realized in the third quarter of 2018, primarily as a result of higher processing costs due to increased production at third-party breweries and higher temporary labor requirements at Company-owned breweries to support increased variety pack volumes, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $8.8 million from the comparable 13-week period in 2018, primarily due to increased investments in local marketing, media and production and the addition of Dogfish Head brand-related expenses beginning July 3, 2019.

General and administrative expenses increased by $8.7 million from the comparable 13-week period in 2018, primarily due to non-recurring Dogfish Head Transaction-related expenses of $3.6 million and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019.

The Company’s effective tax rate for the 13-week period ended September 28, 2019 increased to 24.1% from 19.2% in the comparable 13-week period in 2018. This increase was primarily due to the favorable impact of tax accounting method changes reported in the prior year period.

Year to Date 2019 Summary of Results

Depletions increased 21% from the comparable 39-week period in 2018, reflecting increases in the Company’s Truly Hard Seltzer and Twisted Tea brands and the addition of the Dogfish Head brands partially offset by decreases in its Samuel Adams and Angry Orchard brands.

Shipment volume was approximately 4.0 million barrels, a 21.5% increase from the comparable 39-week period in 2018.

Gross margin at 49.7% decreased from the 51.3% margin realized in the comparable 39-week period in 2018, primarily as a result of higher processing costs due to increased production at third-party breweries and higher temporary labor requirements at Company-owned breweries to support increased variety pack volumes, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $20.6 million from the comparable 39-week period in 2018, primarily due to increased investments in local marketing, media and production, higher salaries and benefits costs, increased freight to distributors due to higher volumes and the addition of Dogfish Head brand related expenses beginning July 3, 2019.

General and administrative expenses increased by $15.6 million from the comparable 39-week period in 2018, primarily due to non-recurring Dogfish Head Transaction-related expenses of $5.6 million, increases in salaries and benefits costs, and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019.

The Company’s effective tax rate for the 39-week period ended September 28, 2019 increased to 24.1% from 18.9% in the comparable 39-week period in 2018. This increase was primarily due to the favorable impact of tax accounting method changes reported in the prior year period.

The Company expects that its September 28, 2019 cash balance of $27.1 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements. The company currently has no amounts outstanding on its line of credit.

During the 39-week period ended September 28, 2019 and the period from September 29, 2019 through October 26, 2019, the Company did not repurchase any shares of its Class A Common Stock. As of October 26, 2019, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 42-week period ended October 19, 2019 are estimated by the Company to have increased approximately 21% from the comparable period in 2018. Excluding the Dogfish Head impact, depletions increased 19%.

2019 Outlook

The Company currently projects full year 2019 earnings per diluted share to be between $8.70 and $9.30. This projection excludes the impact of ASU 2016-09. The Company’s actual 2019 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2019 projection are the following full-year estimates and targets:

•	Depletions and shipments increase of between 19% and 22%.

•	National price increases of between 1% and 3%.

•	Gross margin of between 50% and 51%.

•

Increased investments in advertising, promotional and selling expenses of between $40 million and $50 million, a change from the previously communicated estimate of between $35 million and $45 million primarily due to increased Truly brand investments. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 27%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $100 million and $110 million, most of which relates to continued investments in the Company’s breweries and taprooms.

2020 Outlook

The Company is completing its 2020 planning process and will provide further detailed guidance when the Company presents its full-year 2019 results. The Company is currently using the following preliminary assumptions and targets for its 2020 fiscal year:

•	Depletions and shipments percentage increase of high teens to low twenties

•	National price increases of between 1% and 3%.

•	Gross margin of between 49% and 51%.

•

Increased investments in advertising, promotional and selling expenses of between $65 million and $75 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 27%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $95 million and $115 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Hard Seltzer, Wild Leaf Hard Tea and Tura Alcoholic Kombucha as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. On July 3, 2019, the Company completed its previously reported Dogfish Head Brewery transaction. Dogfish Head has a proud history as a craft beer pioneer with a brand that is beloved by American consumers and highly respected by the industry. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 29, 2018 and subsequent filings made prior to or after the date hereof. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, October 29, 2019

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Barrels sold	1,594	1,338	4,045	3,328

Revenue	$402,691	$326,852	$1,008,893	$818,257
Less excise taxes	24,225	19,982	60,369	47,830

Net revenue	378,466	306,870	948,524	770,427
Cost of goods sold	190,631	149,643	477,147	375,133

Gross profit	187,835	157,227	471,377	395,294
Operating expenses:
Advertising, promotional and selling expenses	96,570	87,765	262,372	241,796
General and administrative expenses	31,429	22,734	81,552	65,951
Impairment of assets	—	—	243	517

Total operating expenses	127,999	110,499	344,167	308,264

Operating income	59,836	46,728	127,210	87,030
Other (expense) income, net:
Interest (expense) income, net	(138)	343	472	821
Other (expense) income, net	(764)	(51)	(818)	(539)

Total other (expense) income, net	(902)	292	(346)	282

Income before income tax provision	58,934	47,020	126,864	87,312
Income tax provision	14,205	9,013	30,585	16,460

Net income	$44,729	$38,007	$96,279	$70,852

Net income per common share - basic	$3.70	$3.25	$8.16	$6.02

Net income per common share - diluted	$3.65	$3.21	$8.07	$5.96

Weighted-average number of common shares - Class A basic	9,136	8,557	8,797	8,646

Weighted-average number of common shares - Class B basic	2,862	3,018	2,899	3,018

Weighted-average number of common shares - diluted	12,150	11,702	11,823	11,773

Net income	$44,729	$38,007	$96,279	$70,852

Other comprehensive income:
Foreign currency translation adjustment	1	(13)	43	4

Comprehensive income	$44,730	$37,994	$96,322	$70,856

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 28,	December 29,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$27,128	$108,399
Accounts receivable	68,687	34,073
Inventories	92,632	70,249
Prepaid expenses and other current assets	14,965	13,136
Income tax receivable	5,980	5,714

Total current assets	209,392	231,571

Property, plant and equipment, net	521,316	389,789
Operating right-of-use assets	38,943	—
Goodwill	112,529	3,683
Intangible assets	104,335	2,099
Other assets	29,661	12,709

Total assets	$1,016,176	$639,851

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$71,035	$47,102
Accrued expenses and other current liabilities	92,850	73,412
Current operating lease liabilities	2,599	—

Total current liabilities	166,484	120,514

Deferred income taxes, net	81,653	49,169
Non-current operating lease liabilities	41,215	—
Other liabilities	7,844	9,851

Total liabilities	297,196	179,534

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,216,022 and 8,580,593 issued and outstanding as of September 28, 2019 and December 29, 2018, respectively	92	86
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,817,983 and 2,917,983 issued and outstanding as of September 28, 2019 and December 29, 2018, respectively	28	29
Additional paid-in capital	568,047	405,711
Accumulated other comprehensive loss, net of tax	(1,154)	(1,197)
Retained earnings	151,967	55,688

Total stockholders’ equity	718,980	460,317

Total liabilities and stockholders’ equity	$1,016,176	$639,851

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirty-nine weeks ended
	September 28,	September 29,
	2019	2018
Cash flows provided by operating activities:
Net income	$96,279	$70,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,841	38,860
Impairment of assets	243	517
Loss on disposal of property, plant and equipment	449	45
Change in ROU assets	2,734	—
Bad debt expense	53	39
Stock-based compensation expense	9,043	6,995
Deferred income taxes	14,047	12,818
Changes in operating assets and liabilities:
Accounts receivable	(26,532)	(20,412)
Inventories	(16,847)	(20,836)
Prepaid expenses, income tax receivable and other assets	(13,903)	(8,385)
Accounts payable	22,388	20,560
Accrued expenses and other current liabilities	14,949	6,309
Change in operating lease liability	(2,270)	—
Other liabilities	207	693

Net cash provided by operating activities	142,681	108,055

Cash flows used in investing activities:
Purchases of property, plant and equipment	(66,760)	(38,752)
Proceeds from disposal of property, plant and equipment	144	2
Cash paid for acquisition of intangible assets	—	5
Investment in Dogfish Head, net of cash acquired	(165,517)	—
Other investing activities	(10)	131

Net cash used in investing activities	(232,143)	(38,614)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	—	(88,311)
Proceeds from exercise of stock options	7,619	21,528
Net cash paid on note payable and capital lease	(246)	(78)
Cash borrowed on line of credit	97,000	—
Cash paid on line of credit	(97,000)	—
Net proceeds from sale of investment shares	818	670

Net cash provided by (used in) financing activities	8,191	(66,191)

Change in cash and cash equivalents	(81,271)	3,250

Cash and cash equivalents at beginning of year	108,399	65,637

Cash and cash equivalents at end of period	$27,128	$68,887

Supplemental disclosure of cash flow information:
Non cash consideration issued in Dogfish Head Transaction	$144,743	$—

Income taxes paid	$16,759	$11,252

Cash paid for amounts included in measurement of lease liabilities	$3,443	$—

Right-of-use assets obtained in exchange for operating lease obligations	$41,678	$—

Right-of-use assets obtained in exchange for capital lease obligations	$2,837	$—

Decrease in accounts receivable for ASU 2014-09 adoption	$—	$(1,310)

Decrease in accounts payable for purchase of property, plant and equipment	$(2,076)	$3,346

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com